UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2011

ROBERTSON GLOBAL HEALTH SOLUTIONS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	0-6428	88-0105586
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4215 Fashion Square Blvd. Suite 3 Saginaw, Michigan	48603
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (989) 799-8720

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Robertson Technologies Licensing, LLC (“RTL”), a wholly owned subsidiary of Robertson Global Health Solutions Corporation (the “Registrant”), and its affiliates (collectively “Robertson”) entered into a Collaboration Agreement with Microsoft Corporation (“Microsoft”) dated August 14, 2009, as amended (the “Collaboration Agreement”). Effective January 17, 2011, the parties mutually agreed to terminate the Collaboration Agreement.

The Collaboration Agreement allowed for the development and use of Robertson’s technology on a Microsoft mobile platform through cross licensing of the parties respective technologies. Microsoft and Robertson are takings steps to refocus their collaboration on newer generation technologies and agreed to formally terminate the Collaboration Agreement.

As a result of the termination, Robertson is released from its revenue share obligations under the agreement and Robertson’s license right to use Microsoft’s older generation mobile platform has been terminated. However, Microsoft continues to have a license right to use Robertson derivative works developed for the platform.

The Company believes that termination of the Collaboration Agreement relieves the Company from obligations associated with an older generation mobile platform, and frees the Company to pursue future collaborations with Microsoft and other partners.

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robertson Global Health Solutions Corporation

Dated:  January 20, 2011

By:   /s/ Melissa A. Seeger
Name: Melissa A. Seeger
Title:  Chief Financial Officer
(Principal Financial and Accounting Officer)

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